Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-196437 and 333-198986

Free Writing Prospectus dated November 3, 2014

11/3/2014 Fantex Mohamed Sanu Tracking Stock Beings Trading

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FANTEX

## Fantex Mohamed Sanu Tracking Stock

# Fantex Mohamed Sanu Convertible Tracking Stock Begins Trading At Fantex.com

Fantex Brokerage Services (FBS) announced this morning that shares of the Fantex Mohamed Sanu Convertible Tracking Stock[1] (OTC: SANUL) began trading at approximately 9:00am PT at Fantex.com.

“Fantex Mohamed Sanu is the third stock tied to the cash flows of a professional athlete brand. We’re excited to offer the SANUL security as part of this growing asset class,” said John Rodin, President, Fantex Brokerage Services.

Those looking for more information or to open a trading account can learn more at Fantex.com.

LEARN MORE

http://app.fbs.fantex.com/e/es?s=181344204&e=1094&elq=765ff4a7f3454f55880df946d6dcb500 1/3

11/3/2014 Fantex Mohamed Sanu Tracking Stock Beings Trading http://app.fbs.fantex.com/e/es?s=181344204&e=1094&elq=765ff4a7f3454f55880df946d6dcb500 2/3 This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. 1Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated brokerdealer of Fantex, Inc. and a registered alternative trading system. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at

11/3/2014 Fantex Mohamed Sanu Tracking Stock Beings Trading

www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll-free 855-905-5050. **View the Fantex Mohamed Sanu prospectus**. **View the Fantex Alshon Jeffery prospectus**.

Participants in the initial public offering of Fantex Series Mohamed Sanu may not sell shares of Fantex Series Mohamed Sanu (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

**Fantex Brokerage Services, 330 Townsend St., Suite 234, San Francisco, CA 94107**
**©2014 Fantex Brokerage Services, LLC**

Member of SIPC. For details, please see www.sipc.org.

This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC

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